Exhibit (j)(ii)

POWER OF ATTORNEY

The undersigned directors of Baird Funds, Inc. hereby constitute and appoint Mary Ellen Stanek, Leonard M. Rush and Charles M. Weber, and each of them, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form N-1A, and any and all amendments thereto, and to file the same, with all exhibits, and any other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory body.  The undersigned grant to each said attorney-in-fact and agent full power and authority to do and perform each and every act necessary to be done in order to effectuate the same as full, to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned directors hereby execute this Power of Attorney as of this 29th day of April, 2008.

Name	Title

/s/ John W. Feldt
John W. Feldt	Director

/s/ G. Frederick Kasten, Jr.
G. Frederick Kasten, Jr.	Director

/s/ Cory L. Nettles
Cory L. Nettles	Director

/s/ Marlyn J. Spear
Marlyn J. Spear	Director

/s/ Frederick P. Stratton, Jr.
Frederick P. Stratton, Jr.	Director